CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 31, 2011  on the financial statements of Davlin Philanthropic Fund, a series of the Davlin Philanthropic Funds, as of March 31, 2011 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Davlin Philanthropic Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 27, 2011